SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8 KSB

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                December 1, 1999
                                (Date of Report)


                           Cassco Capital Corporation
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


                   0 41703                       51 0356301
          (Commission File Number) (IRS Employer Identification Number)


                 Number 1, Fenton Way Business Park, Fenton Way,
                       Chatteris, Cambridgeshire PE16 6US
          (Address of principal executive offices including zip code)


                               (44) 01354.694.000
               (Registrant's telephone number including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 1. Change in Control of Registrant.

Acquisition of S&J (Chatteris)  Holdings Limited as a Wholly Owned Subsidiary of
Registrant:

On December 1, 1999, Cassco Capital Corporation, a Delaware corporation (Company), entered into an agreement (Reorganization Agreement) to acquire all of the outstanding capital stock of S&J (Chatteris) Holdings Limited, a United Kingdom corporation (S&J Holdings). Pursuant to the Reorganization Agreement, the Company agreed to acquire all of the outstanding capital stock of S&J in exchange for 12,000,000 post split shares of its common stock.

Background and Overview of S&J (Chatteris) Holdings, Ltd.:

S&J Holdings was formed as a United Kingdom (UK) corporation in 1998 for the purpose of establishing its separate strategic divisions into corporate subsidiaries and acquiring all of the outstanding shares of those businesses which were not then wholly-owned. The significant UK subsidiaries are (1) S&J (Chatteris) Cladding Limited - roofing and cladding projects to approximately $7,500,000; (2) S&J (Chatteris) Steelwork Limited - structural steelwork; (3) S&J (Chatteris) Construction Limited - project management and general building;
(4) S&J (Chatteris) Special Projects Limited - smaller roofing and cladding projects to approximately $200,000; (5) Specialist Glazing Systems Limited - roof and window glazing; and (6) Specialist Finishing Systems Limited - finishing and refurbishment. These subsidiaries service all of the UK and assist in the other operations of the group on an as needed basis.

In addition to the UK subsidiaries, there are two subsidiaries which provide direct oversight to project activity in Ireland and Poland. These are officed in Belfast, Northern Ireland (S&J (Ireland) Limited), and Wroclaw, Poland (S&J Polaska sp.zo.o). These subsidiaries were established to capitalize on the economic development and construction opportunities present in Ireland and Poland and were built on the previous work undertaken by the S&J Group directly through its UK subsidiaries in these countries. They provide all of the services provided in the UK and allow the group to offer hands on service to its foreign clients. (S&J Holdings and its subsidiaries are collectively referred to as the S&J Group).

The S&J Group traces its roots back to 1974 when it was a small, specialist, industrial building company. The business to 1994 had focused on providing specialty sub-contracting services to industrial building contractors in the UK. Mr. Mark Langley joined the business in that year and immediately began the process of changing the primary focus of the business to the direct provision of a full panoply of building services rather than sub-contracting certain specialty services. Mr. Langley then expanded the geographical focus of the business beyond the UK and continued with the implementation of his vision so that the business now provides complete design, manufacturing and building services for industrial building projects throughout the UK, Ireland and Poland, with the added ability to deliver these services throughout Europe and western Africa. The diversification of operations by Mr. Langley, combined with building a reputation for high quality performance, has provided the basis for the growth the business has seen since Mr. Langley's association.

Consistent and steady growth have been the hallmarks of the S&J Group since Mr. Langley's joining the firm. In 1994, the organization generated gross revenues of approximately L1 million. By 1996 core business operations generated gross revenues of in excess of L6 million. During 1997 and 1998, Mr. Langley consolidated his ownership of the S&J Group and divided the corporate structure of the group through the establishment of S&J Holdings and the constituent subsidiaries comprising the S&J Group. The subsidiaries were formed by grouping together the activities by the specialist area they operated in. Further, in 1998 a steel work fabrication center was established approximately 15 miles from the head office which enabled the S&J Group to cover many facets of its business which were previously conducted in disparate locations and the S&J Group concentrated its operations in a purpose built headquarters at Chatteris. All of the growth within the group has been internal. There have been no significant external acquisitions.

These developments significantly disrupted management time and focus on the day-to-day operations of the S&J Group, which impacted gross and net revenues, but provided the impetus to move the business forward beyond 1998 to new levels of activity and development; however, in spite of these disruptions, gross

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revenue rose to  approximately  L13.7 million in 1997, L17.5 million in 1998 and is expected to rise to more than L32 million in 1999. This represents an average annual growth of 65% in gross revenues over the last five years. In 1997 the S&J Group was placed in 70th position in the London Sunday Times Fast Track 100 Companies, and then moved up to take 22nd place in 1998. Management are informed that the S&J Group will again be in the listing, a record third straight time, but have not been informed on their ranking.

     Group Revenues:

To provide an indication of the relative scale of each section of the group's operation, the gross revenues anticipated for 1999 are as follows:

     Cladding                   L14.0 million
     Construction               L10.0 million
     Special projects            L3.3 million
     Steelwork                   L2.6 million
     Glazing                     L2.2 million

     Cladding:

The roof and wall cladding business has been the main driver in the recent revenue growth of the group. Operating in conjunction with the steelwork and glazing subsidiaries, it offer clients a complete frame and external envelope service. Having all the disciplines "in house" provides a single source responsibility for integrated design and detailing. Roofing and cladding contracts range generally from L100,000 to L5 million for national contractors, project management companies, architects and direct clients.

The group works closely with the manufacturers of most of the leading high quality roofing and cladding systems and are accredited installers for:

     Hoogovens Aluminium Building Systems
     Kingspan
     Euro-Clad
     Coseley Building Products
     Ward Brothers

S&J has the latest generation of computerized design, estimating and cost control systems.

Staffing at the Chatteris head office is as follows:

     Commercial/estimators                5
     Contract                             6
     Design                               7
     Surveyors                            5
     Purchasers                           5
     Administration                       4

The installation teams are extensively trained through continuing development programs. The training is both product specific and generic, with particular attention to health and safety matters. The core teams are directly employed personnel, augmented by bona fide sub-contractors.

Contracts have been completed in all parts of the United Kingdom. In the latter part of 1998 an office was established in Sevenoaks, Kent, and now has a full range of staff encompassing design, estimating, surveying and site supervision.

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


     Construction:

This has been the original and core business for twenty five years. With the growth in demand for "design and build" contracts, it has emerged in recent years in a key role as principal contractor, locally and nationally, for projects up to a value of L5 million. It is then able to draw on the specialist skills of its fellow-subsidiaries.

Great emphasis is placed on developing strong bonds with both clients and their advisers to ensure that objectives are met. The head office team includes four experienced project managers, as well as designers, buyers and surveyors. There are five site managers and core teams of directly employed personnel. Recent contracts include the design and build of a 90,000 sq. ft cold storage facility in East Anglia for L3.6 million and a new stand at Worcester rugby club.

     Special Projects:

Special projects was formed to deal specifically with industrial and commercial roofing, cladding and refurbishment projects. Job values range from a few thousand pounds to about L150,000. The clients are widespread, including local authorities, building owners, main contractors, project managers and architects. A free detailed survey and estimating service is offered to clients as the company is able to provide impartial advice on material specifications. Quality is the crucial feature, and the workforce is all directly employed. The accreditation from high quality product suppliers is shared with the cladding subsidiary.

The lower value jobs and the close relationships developed with clients over the years have resulted in considerably higher margins than those obtainable on larger cladding jobs. Revenue growth in the last year has been rising from about L1 million in 1998 to almost L3 million in 1999. The company has a recently formed subsidiary in Wickford, Essex, which is generating revenues in the South East, based on the same range of services.

     Steelwork:

Currently based at St Ives, Cambridgeshire, S&J (Chatteris) Steelwork Limited specializes in the design, fabrication and installation of structural steelwork and architectural metal works. As with the other subsidiaries in the group, steelwork forms an integral part of the services mix that the group offers to the building industry. It not only provides the cladding and roofing services with marked competitive advantage, as it provides a true design and build service to the client, but also forms a separate and valuable contribution to the profitability of the group.

The present location, with a production facility of 15,000 sq. ft., is proving too small for the potential of the business, and it is planned that it will be re-located to a new, purpose built facility on land owned by the group on the head office site by mid 2000.

Recent substantial investment has been made in state of the art CNC, close-coupled sawing and drilling line, which links to a specialist CAD package and allows accurate and efficient fabrication of all structural members. The system marks all components with markings to enable quick and accurate erection. This generates substantial labor cost savings and quality improvements on site.

Typical recent projects are:

     The construction of eight steel frame buildings for the Ministry of Agriculture and Foods at Addlestone, complete with overhead walkways, balustrades and staircases, for a project value of L600,000.

     Intricate   structural  steel  framing  for  apartments  and  balconies  to nine-story luxury block in Docklands - project value L185,000.

     Three office and industrial buildings in Byfleet, Surrey - project value L220,000.

     Internal steel structures and roof top conservatories at the new Harrods Village development in Barnes, London - project value L700,000..

     Glazing:

Specialist Glazing Systems Limited, based at the head office at Chatteris, is similar to the steelwork subsidiary in forming another key component of the one-stop shop. The market for the company's products has three segments:

     Industrial building applications linked to general cladding work Business park developments, which have a very high glas content Curtain wall systems which are almost entirely glazing.

A recent, major contract was the refurbishment of London's Charing Cross railway station. The company is strengthened by approved dealerships for Vitral, Velfac, Shucco, Technal and Senior Aluminium window, curtain wall and roof glazing systems.

     Ireland:

In recent years the group has completed several cladding contracts in Northern Ireland. The economic environment in Eire has been buoyant for some time and the peace process is likely to generate a significant influx of investment and infrastructure funding - some of which is already underway. In order to be in the best position to capture the potential it is necessary to have a local office under the direction of an Irish manager. Earlier this year Mr. Victor Elliott, who had been Hoogovens' representative in Northern Ireland agreed to lead the establishment of S&J in Ireland. Offices just outside Belfast have been leased and equipped, and operations are begun.

     Poland:

S&J Polska Sp.zo.o. was incorporated in March, 1999, after research into the Polish and central European market for cladding and roofing. The S&J Group already had experience operating in Poland, having built a new Cadbury's factory in Wroclaw. A pilot office has been set up in the city of Kalisw, which is located between the major cities of Wroclaw, Poznan and Warsaw - ideally placed to service the booming construction industry and to establish in central Europe.

Poland is experiencing unprecedented economic growth, and is likely to be the next candidate for entry to the EU in 2004. It is also an excellent base for activity in the Czech and Slovakian Republics and in Hungary, which are experiencing similar growth.

Initially, S&J Polska is drawing on the technical services of the S&J head office in order to service inquiries; however, it is setting up its own estimating and design office. Staff have visited Chatteris for training and there is a real expectation that the Polish office could soon support the drawing and design function in the UK, where expansion is restricted by UK wide skills shortages, at a fraction of the UK cost.

Negotiations are underway for the construction of a hypermarket for Tesco in South East Poland, in co-operation with the subsidiary of a large UK contractor. A very considerable area of growth for the company in Central Europe is not only the construction of industrial and distribution centers, but also a need for extensive refurbishment of existing buildings. These activities draw on all aspects of S&J's expertise and exploit its competitive advantage to the full.

     Other Projects:

S&J are currently in negotiations with a number of international contacts, which are expected to result in a substantial international division being formed next year. The concept of an international project management team is taking shape to take advantage of the group's unique single source supply potential. Projects receiving attention include the construction of a prestigious headquarters building for a bank in Nigeria, and the refurbishment of an industrial "brorn fields" site in central Europe, linked to EU funding.

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


New Management:

The Board of Directors, as a result of the S&J acquisition, now consists of one member, Mr. Mark Langley, who, it is anticipated, will appoint additional directors in the near future. Mr. Langley is also presently the sole executive officer of the Company. The following table sets forth all those persons who are now executive officers of the Company and S&J.

     Name          Position with Company and the S&J Group
     ----          ---------------------------------------

Mark Langley       Chairman and Chief Executive Officer
David Rogers       Director of S&J Holdings - Corporate Finance and Acquisitions
David Rowe         Managing Director - Contracting
Steve Cutts        Controller
Jamie McGinty      Managing Director - Cladding
Harry Rose         Managing Director - Construction
Robin Harris       Managing Director - Special Projects
Tom Bently         Managing Director - Steel
Neil Tolley        Managing Director - Glazing
Victor Elliott     Managing Director - Ireland
George Fokias      Managing Director - Poland

(1) None of the above individuals has any arrangement or understanding whereby they are or will be selected as a director or nominee of the Company or of S&J. All directors and executive officers will hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. All officers are elected by the Board of Directors at its annual meeting immediately following the shareholders' annual meeting and hold office until their death or until they earlier resign or are removed from office. There are no written or other contracts providing for the election of directors or term of employment of executive officers, all of whom serve on an at will basis.

Profiles of Directors and Executive Officers of the Company and S&J:

     S&J Holdings:

Mark Langley, age 38, has been the President, Chief Executive Officer and Chairman of the Board of Directors of the Company since December 1, 1999. He holds similar positions with S&J Holdings and directs the operations of the S&J Group, having held those positions since 1994. Mr. Langley began his technical education more than 20 years ago as a laborer and has succeeded to management through job promotions within the industry and lateral hires. He has built up a broad range of experience including project management and contracting skills.

David Rogers, aged 53, has been with the group for approximately two years. He is a chartered accountant with 18 years experience at Price Waterhouse. Mr. Rogers has served and continues to serve as chairman and a director to several manufacturing companies. He received a degree in Engineering Science from Exeter University.

David Rowe, aged 48, has been with S&J Holdings since 1998 and oversees the structuring and implementation of the financial operations of the various subsidiaries of the S&J Group. He was previously a director of surveying at another construction company. Mr. Rowe leads a team which has principally established tight controls over contracts and cash collections while supervising the implementation of formalized disciplines over all aspects of construction contract work.

Steve Cutts, aged 40, has over 20 years experience as a financial controller and cost accountant, ten of which have been in the construction industry. He is responsible for the day-to-day oversight of the finance and accounting departments of the S&J Group.

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     Subsidiary Companies

Cladding: Jamie McGinty, aged 32, and has spent all his working life in the roofing and cladding industry. After 11 years as a site worker, he joined the S&J Group five years ago as site manager. Under the direction of Mr. Langley he has made strong progress and is now responsible for all roofing and cladding activity.

Construction: Harry Rose, aged 50, joined the S&J Group earlier this year and brings extensive experience in the construction industry.

Special Projects: Robin Harris, aged 41,has led the development of this operation. He spent thirteen years running the estimating and design offices of roofing and cladding companies before joining Mr. Langley with the S&J Group.

Steelwork: Tom Bentley, aged 39, has developed the steelwork specialism over the last three years with the S&J Group. Previously, he worked for one of the UK's largest steelwork fabrication companies. He has an in-depth knowledge of automated production. Mr. Bentley started out as a welder fabricator, progressed rapidly to site erection of steel framed buildings and on to senior management.

Glazing: Neil Tolley, aged 35, has recently taken over the directorship of this subsidiary. He started in the industry as an apprentice draughtsman, moved on to being a design estimator and later a project manager.

Ireland: Victor Elliot leads development across Ireland. He has many years experience in contracting work in Ireland. He was previously with Hoogoven's Aluminum Building Systems in Ireland.

Poland: George Fokias is a British national and managing director of the Polish subsidiary, S&J Polska Sp.zo.o. He has worked in Poland for three years.
Previously, he spent 18 years in mainland Europe, North Africa and the Middle East in senior management positions with construction equipment marketing companies. He is a member of the Institute of Chartered Accountants and also holds a postgraduate diploma in industrial administration. He has gained a wealth of experience in establishing industrial and construction subsidiary companies for UK parent companies in places such as Saudi Arabia, The United Arab Emirates, The Bahamas, Spain, Morocco and Poland.

Current Market for The S&J Group:

The UK and Europe remain the S&J Group's main focus for commercial activity. The S&J Group enjoys Europe-wide project activity, and with the specialist focus of each business within the group, management believes that clients are finding more and more reason and opportunity to buy a complete construction package from one source.

Management feels that the present is an ideal time in Europe for construction companies to investigate other, more rapidly growing, markets. In response, operations were recently expanded into Poland and Ireland where the group will pursue the opportunities provided by these markets. As overseas activity expands, management anticipates forming a specialist world-wide project team to manage contracts and construction activity on a global basis. These projects will see a number of different companies within the S&J Group working together to provide the client with project management, design and build services.

The unique aspect which sets the S&J Group apart from its competitors is the group's diversity of skills and its ability to provide a single source supply point. Strategies for the future development of the group must be set against market conditions prevalent in the UK, which constitutes our main market. Market conditions embrace not only trends of building spend on the range of materials or over the variety of buildings, but also the structural changes in the market.

     Structural changes:

In 1998 the government set up a task force under the chairmanship of Sir John Egan to review the way construction was undertaken in the UK and to suggest improvements. The Egan Report identified five key drivers of change:

     Committed leadership
     A focus on the customer
     Integrated processes and teams
     A quality driven agenda
     Commitment to people

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These  changes  will,  and have  already  begun to,  affect the S&J Group in the following ways:


     Less reliance on tendering and contracts
     More effort required to develop and maintain relationships with customers Integration of the design and construction processes
     Greater involvement in the design and project management
     Developing construction performance indicators to measure progress (bench marking)
     Elimination of waste
     Better conditions for those who work in the industry

S&J is well placed to take advantage of these trends; particularly in the integration of design and construction. S&J is further developing the skills and techniques involved in gaining and maintaining relationships with key clients, primarily through partnering arrangements. The objectives of partnering are:

     To complete works for the client within budget, on time and to the quality standards, with zero defects being the eventual objective

     Safety - to ensure works are designed and carried out in a safe and workmanlike manner without any Health and Safety concerns, no accidents or injuries and aim for zero incidents

     Build and maintain good working relationships based on trust, fairness, honesty and open communication

     Promote innovation, imagination and efficiency

     Permit a positive cash flow, reasonable profitability and a willingness to share savings arising from the above

     When problems do occur, deal with them in a positive, proactive manner and avoid traditional dispute procedures

     Market Trends:

S&J has two sources of relevant market data: (1) MSI produces a survey of annual trends in the roofing market each December; and (2) Construction Markets produces a commissioned report for Hoogovens each quarter

The MSI figures show that the roofing market peaked in 1994 and declined by about 3% in the following two years before recovering again in 1997 and 1998 back to 1994 levels, representing a total market of some L930 million - but this is roofing alone and does not include cladding, nor the other S&J activities. Factors driving the recovery are the relatively stable UK economy, the release of government monies for public sector housing, the funding available from lottery grants, private finance initiative schemes and the substantial investment plans to renovate and refurbish stations. MSI forecast further growth in 1999 and 2000 amounting to a further 4% before a flattening off. They warn that new construction in the commercial and public non-housing sectors may decline. Half the market is new work and the remainder repairs and maintenance.

S&J's specialty is high quality aluminum roofing and cladding. Metal roofing currently represents about 30% of all roofing materials, but metal has grown by 6.5% over the last five years, whereas the market has been static for more traditional materials. Within the metal roofing sector, aluminum usage has grown by over 50% in the same period. Manufacturers of aluminum roofing, such as Hoogovens, have actively marketed its environmental properties, especially its ability to be recycled. MSI conclude that aluminum will continue to gain market share as manufacturers heighten awareness of the material amongst specifiers.

The Hoogovens statistics are more relevant to S&J because they include not only roofing but also wall cladding. They are also more up to date. The wall cladding market currently is about half the size of the roofing market, but is growing more rapidly (by 7.3% in 1998 compared with the 2.6% for roofing).

Hoogovens' figures show the profiled metal and standing seam roofing to have grown by 26% over the last five years, compared with 11% for traditional materials. The market for walling has grown more quickly than that for roofing because of the increasing use of high rise prestigious building as the UK recession ended.

Hoogovens provides a very useful forecast of floor area for new build across the various sectors. This shows a 6.6% rise in total for 1999 over 1998, which itself represented a growth of 6.2% over the previous period. For 2000 the overall figure is set to fall by 6.5%, but there is significant variation over the sectors. Office building will continue to rise, by 7.5%, and public sector building will also advance, but retail will decline by 15%, leisure by 12% and industrial by 10%.

While S&J has benefited from being in the forefront of an increasing use of aluminum in a reasonably buoyant market, its growth has comfortably exceeded that of the market sector. The statistics suggest that an emphasis on office buildings and other public sector developments holds the best prospect of maintaining that growth.

The other message from the statistics is that now is an ideal time to seek out other, more rapidly growing markets, and the developments in Poland and Ireland appear timely.

Future Markets and Vision for the S&J Group:

Negotiations are underway with a number of international contacts which the S&J Group anticipates will provide a substantial division being formed in the next 12 months. There can, however, be no assurance of this. One example has been a request to provide proposals for the design and supply of the steel frame, curtain wall and roof of a prestigious headquarters for a bank and housing construction group in Nigeria, where the S&J Group has worked previously. This project would see a number of different companies within the S&J Group working together to provide the client with a project management, design and build service.

S&J Group provides a diversity of skills under one roof, a significant differentiation from its competitors. Also, the group has the ability to provide a single source supply point which results in considerable savings in cost and time and allows greater project control. This, management believes, will allow the group to be competitive in these markets.

The vision for the S&J Group is to be the UK's leading provider of building frames and external envelopes, driven by a clear understanding of its partners' needs. Already, its ability to provide a one-stop provision singles it out and enables its clients to eliminate the traditional interface problems between specialist subcontractors.

Much of the revenue growth will result from the balancing-up effect of being responsible for the whole building frame and envelope. This will provide significant growth opportunities for steelwork and window fabrication, but will require enhanced manufacturing facilities in new buildings on the head office site during the next year or two. Planning for the new facilities is well advanced and the total cost is likely to be about L1.5 million.

Elsewhere, revenues are expected to rise more rapidly in strongly growing economic environments, such as Poland and Ireland. Other overseas opportunities are being researched and the concept of a worldwide project management team developed.

Corporate Culture and Vision:

The business strives to provide a culture which positively fosters ambition among the workforce. Mr. Langley leads by example with enthusiasm, flexibility and a strong feeling for client feedback. Products have been created to meet market demand, and a complete commitment to quality has earned the S&J Group a good reputation and outstanding levels of customer retention. Mr. Langley and his team recognize the need to examine what is required to keep pace in the market and to forge ahead.

The vision now is for the S&J Group to become the UK's leading provider of building frames and external envelopes, driven by a comprehension of its business partners' needs. The S&J Group is well placed and has provision to expand significantly during the next five years.

The culture of the organization, epitomized by Mark Langley, is one of enthusiasm and flexibility, of sensitivity to clients' reactions and of pride in a job done well and on time. There is a strong work ethic and an environment in which ambition is allowed to flourish. This culture has enabled the group to grow, outstripping the growth in the underlying market, which itself has been healthy.

The UK market is changing, driven by the Egan report, but with greater degree of variability of growth rates for future building. Trends derived from the Egan report favor companies who offer a high level of customer awareness and a willingness to contribute project management skills, and a wide range of building components. Commercial office building and publicly financed projects offer the best prospects for future volumes.

The market is likely to be less strong in the next few years and the group will only be able to grow at these rates and hold or increase margin if it commits itself to clear strategies. Those strategies are in part general, affecting the whole group, and in part specific, affecting one or more parts in particular.

Financial Control and Risk Management:

A comprehensive, integrated suite of computer programs which are specifically designed for businesses operating in the construction industry are used for financial planning and accounting. The programs also provide modern, in-depth cost accounting abilities to the organization on a project-by-project basis so as to allow day-to-day oversight of the construction process. Surveyors or project managers and executive staff review the reports periodically so that any deviation from the plan can be identified immediately. This is a valuable management tool which allows for immediate assessment of the cost and margins being generated by each job on a periodic basis.

Site management is an important aspect in the Group and is the direct responsibility of site supervisors. Daily visits are made to smaller projects; whereas larger projects have a member of staff on site full time. Time on site is being measured as part of a focus on performance and a dedicated debriefing takes place with each client at the completion of a project. Maintaining first class client relationships is seen as a major part of the business and client perception surveys are being introduced as a routine operation.

The S&J Group has not experienced customer bad debts, but considerable investment has been made in insuring against aggregate bad debt in excess of L100,000 annually.

Facilities:

The head office of the UK operations is Number One, Fenton Way Business Park, Fenton Way, Chatteris, Cambridgeshire, U. K. The telephone number at this address is 01354.694.000. The group also maintains leased operations in Sevenoaks, Kent, Wickford, and Essex. The office in Ireland is located in Belfast at 20 Comber Road, Newtownards, County Down BT23 4RX. The office in Poland is in Kalisz at Ul Czestochowska 25, 62-800. The web site address for the S&J Group is www.sjgroup.co.uk.

The Company, as of the date of this report, owned no real or personal property, tangible or intangible, other than its ownership of all of the issued and outstanding common shares of S&J. Conversely, the Company had no liabilities which had not either been paid in their entirety or fully provided for.

The head office and base for most of the S&J Group's activities is a freehold building in Chatteris constructed by the group in 1998 for about L700,000 and occupied from September 1998. The building is an open floor plan comprising approximately 12,000 sq. ft. of office space, comfortably accommodating the head office team of about 70, together with 6,000 sq. ft of light industrial space which houses the window manufacturing facility.

Fifteen miles away, in St. Ives, are two adjacent industrial units amounting to approximately 15,000 sq. ft which house the steelwork fabrication business. The steelwork business is growing quickly, mainly as a result of new business linked to cladding contracts, and needs additional space. The premises in St. Ives are held on short leases and there is the opportunity to vacate them during 2000. Plans are well advanced to build a specially designed facility for steelwork with a floor area of 30,000 sq. ft on freehold land immediately next to the head office building. It is anticipated that the shell of this building will be completed towards the end of this year and ready for occupation by June of next year.

In addition the Cladding subsidiary has an office in Kent and Special Projects has an office in Essex.

The facility for producing glazing units in house was set up in 1998 and includes a variety of state of the art saws, jigs and materials handling equipment, sufficient to deal with more than double the present output.

Present Capital Structure:

The Company's equity capitalization presently consists of two classes of stock, common and preferred. There are 100,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share, which are authorized to be issued. All outstanding shares of Common Stock are fully paid for and nonassessable. A holder of Common Stock is entitled to one vote per share on all matters submitted for action by the stockholders. A quorum for the transaction of business at any meeting of the holders of Common Stock is one third of the shares outstanding. All shares of Common Stock are equal to each other with respect to the election of directors; therefore, the holders of more than 50% of the outstanding Common Stock present at a meeting at which a quorum is present and at which directors are being elected can, if they choose to do so, elect all of the directors. Thus, the holders of as little as 16.51% of the outstanding Common Stock could elect directors. The terms of the directors are not staggered. Directors are elected annually to serve until the next annual meeting of stockholders and until their successor is elected and qualified. There are no preemptive rights to purchase any additional shares of Common Stock or other securities of the Company, nor is cumulative voting applicable to the election of the Board of Directors. The shares of Common Stock have those dividend rights prescribed by the laws of the State of Delaware, are not convertible into any other security, do not have sinking fund provisions applicable to them and are not subject to redemption or to any restrictions on transfer.

As of December 3, 1999, the transfer ledgers maintained by the Company's stock transfer agent, including individual participants in security position listings, indicated that there were approximately 15,000,000 shares of Common Stock issued and outstanding.

The Articles of Incorporation vest the Board of Directors with the authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any preferred series established to the full extent permitted by the laws of the State of Delaware and the Articles of Incorporation with respect to, among other things, (a) the number of shares to constitute a series and the distinctive designation thereof, (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends begin accruing,
(c) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption, (d) the liquidation preferences payable in the event of involuntary or voluntary liquidation, (e) sinking fund or other provisions, if any, for the redemption or purchase of shares, (f) the terms and conditions upon which shares may be converted, if convertible, and (g) voting rights, if any. The Company, as of December 1, 1999, had no Preferred Stock outstanding.

Signature Stock Transfer, 14675 Midway Rd., Ste. 221, Dallas, Texas 75224 has been engaged by the Company to serve as the transfer agent for the Common Stock.

No dividends have been declared on the Common Stock by the Company since inception, and no dividends are planned in the foreseeable future; however, there are no restrictions at present on the declaration or payment of dividends.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words estimate, project, believe, anticipate, intend, expect and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed under Risk Factors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on this prospectus. We have no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Item 2. Acquisition or Disposition of Assets: See Item 1, above.

Item 3. Bankruptcy or Receivership: Not Applicable.

Item 4. Changes in Registrant's Certifying Accountant: Not Applicable.

Item 5. Other Events. Not Applicable.

Item 6. Resignation of Registrant's Directors: Not Applicable.

Item 7. Financial  Statements,  Pro Forma  Financial  Information  and Exhibits:
Pursuant to the terms and conditions of the Reorganization Agreement, the financial statements required will be filed within the time limitations set forth in applicable regulations.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASSCO CAPITAL CORPORATION
(Registrant)


By: /s/ Mark Langley
--------------------
Mark Langley, Chief Executive Officer


Date: December 3, 1999

                                    EXHIBIT 1

                      Plan and Agreement of Reorganization



                      PLAN AND AGREEMENT OF REORGANIZATION
                                      UNDER
                   SECTION 368(b) OF THE INTERNAL REVENUE CODE


                           CASSCO CAPITAL CORPORATION
                                       AND
                        S&J (CHATTERIS) HOLDINGS, LIMITED


                    CHATTERIS, CAMBRIDGESHIRE, UNITED KINGDOM
                               (DECEMBER 1, 1999)


THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement" and "Reorganization," either of which may be used in the alternative) has been entered into on December 1, 1999 ("Closing Date"), and is between Cassco Capital Corporation, a publicly-held and traded Delaware corporation ("CSCA"), S&J (Chatteris) Holdings, Limited, a privately-held United Kingdom corporation ("S&J"), and the sole shareholder of S&J, Mr. Mark Langley ("Mr. Langley").

THE FOLLOWING PREMISES ARE AN INTEGRAL PART OF THIS AGREEMENT: 1. CSCA, solely in exchange for 12,000,000 post one for 70 (1:70) reverse split common shares of CSCA ("CSCA Shares"), desires to acquire from Mr. Langley 100% of the outstanding capitalization of S&J (collectively, the "S&J Shares"). 2. This acquisition will make S&J a wholly-owned subsidiary of CSCA. 3. Mr. Langley desires to acquire the CSCA Shares solely in exchange for the S&J Shares. 4. The S&J Shares constitute 100% of the outstanding capital of S&J. 5. The CSCA Shares constitute no less than 80% of the outstanding share capitalization of CSCA after the transfer and conveyance of the S&J Shares to CSCA. 6. The governing bodies of CSCA and S&J have found it advisable for the benefit of each corporation and their respective stockholders that CSCA acquire S&J as a wholly-owned subsidiary and, therefore, have approved this Agreement and the corresponding Reorganization.

THE PARTIES ADOPT THIS AGREEMENT AS A TAX-FREE REORGANIZATION UNDER SECTION 368(b) OF THE INTERNAL REVENUE CODE AND AGREE AS FOLLOWS:

                                    ARTICLE I
        TRANSFER AND CONVEYANCE OF THE S&J AND CSCA SHARES; RESIGNATIONS

1.1. Transfer and Conveyance. Subject to all of the terms, conditions, representations, warranties and covenants set forth in this Agreement, Mr. Langley has transferred and conveyed (without reservation and free and clear from all encumbrances) to CSCA the S&J Shares on the Closing Date. Correspondingly, CSCA has transferred and conveyed (without reservation and free and clear from all encumbrances) to Mr. Langley the CSCA Shares.

1.2. Resignation of CSCA Directors and Officers. The current member of the board of directors of CSCA has appointed those individuals to the board designated by Mr. Langley and has resigned as a director and executive officer without claim to compensation of any kind no matter how arising. There are no executive or other officers of CSCA at the Closing Date.

                                   ARTICLE II
                     REPRESENTATIONS, WARRANTIES, COVENANTS

2.1. Representations, Warranties and Covenants of CSCA to S&J and Mr. Langley. CSCA represents and warrants to S&J and Mr. Langley, jointly and severally, on the Closing Date as follows: (a) Authority: All necessary action has been taken to make this Agreement a legal, valid and binding obligation of CSCA enforceable in accordance with its terms and conditions. (b) No Breach or Violation: The execution and delivery of this Agreement and the performance by CSCA of its obligations will not result in any breach or violation of or default under any agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind, to which CSCA or any of its affiliates is a party or by which they or any of their property is or may be or become subject, nor in the violation of the articles or bylaws governing the conduct of CSCA. (c) Non-Assessable CSCA Shares: The CSCA Shares have each been validly issued and are fully paid for and nonassessable. (d) No Liens on CSCA Shares: The CSCA Shares are not and shall not be or become subject to any lien, encumbrance, security interest or financing statement whatsoever through any act of CSCA or its affiliates; further, the CSCA Shares are not the subject of any agreement other than this Agreement. (e) Capital Percentage; Outstanding Commitments: The CSCA Shares represent no less than 80% of the outstanding proprietary interest of CSCA; further, there are no outstanding commitments (direct or indirect) which would cause the issuance or transfer out of treasury of any additional proprietary interest of CSCA, whether by common stock, preferred stock, option, warrant, debt or otherwise, other than pursuant to those contracts which have been disclosed to Mr. Langley and which he has acknowledges receipt of. In this regard, the outstanding capital stock and commitments for the same do not exceed 3,000,000 post-split shares in amount. (f) SEC and Tax Reports; Filings: CSCA has delivered to S&J and Mr. Langley its annual report on Form 10-KSB for the year ended December 31, 1998, and its quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, all of which were true and correct as of the date of filing and remain true and correct. CSCA has provided to S&J and Mr. Langley full access to any and all information either of them desired concerning the business and operations of CSCA, and CSCA has made available S&J and Mr. Langley such personnel as has been requested to answer any and all questions which S&J and/or Mr. Langley may have had concerning their investment in CSCA. CSCA is current in all of its required reports under the Securities Exchange Act of 1934. CSCA is current in its filings with all federal and state taxing agencies, including, without limitation, the Internal Revenue Service. CSCA has delivered to S&J and Mr. Langley its annual report on Form 1040, which was true and correct as of the date of filing and remains true and correct. No taxes are due any federal or state agency. (g) No Undisclosed Liabilities or Obligations. CSCA has no obligations or liabilities of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due, herein "liabilities") except liabilities fully reflected or reserved in the balance sheet filed as a part of the Form 10-QSB dated September 30, 1999; further, CSCA has no assets. (h) Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened against or involving CSCA, or which questions or challenges the validity of this Agreement, or any action to be taken by CSCA pursuant to this Agreement or in connection with the transactions contemplated hereby, and CSCA does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation; further, CSCA is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area. (i) Compliance with Law. CSCA is in compliance with all laws, regulations and orders applicable to its business; further, CSCA has not received any notification that it is in violation of any law, regulation or order and no such violation exists.
(j) Disclosure. No representations or warranties by CSCA in this Agreement contain any untrue statement of fact or omit to state any fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; further, there are no facts known to CSCA which (either individually or in the aggregate) could or would materially and adversely affect or involve any substantial possibility of having a material, adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or businesses of CSCA which have not been disclosed in this Agreement.

2.2. Representations, Warranties and Covenants of S&J and Mr. Langley to CSCA. S&J and Mr. Langley each represents and warrants, jointly and severally, to CSCA on the Closing Date as follows: (a) Authority: All necessary action has been taken to make this Agreement a legal, valid and binding obligations of S&J and Mr. Langley enforceable in accordance with its terms and conditions. (b) No Breach or Violation: The execution and delivery of this Agreement and the performance by S&J and Mr. Langley of their respective obligations will not result in any breach or violation of or default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind, to which any of S&J, Mr. Langley and/or any of their respective affiliates is a party or by which they or any of them or any of their property is or may be or become subject, nor in the violation of any documents governing the conduct of either S&J or Mr. Langley. (c) Non-Assessable S&J Shares: The S&J Shares have each been validly issued and are fully paid for and nonassessable. (d) No Liens on S&J Shares: The S&J Shares are not and shall not be or become subject to any lien, encumbrance, security interest or financing statement whatsoever through any act of S&J and/or Mr. Langley; further, the S&J Shares are not the subject of any agreement. (e) Capital Percentage; Outstanding Commitments: The S&J

Shares represent 100% of the outstanding proprietary interest of S&J; further, there are no outstanding commitments (direct or indirect) which would cause the issuance or transfer out of treasury of any additional proprietary interest of S&J, whether by common stock, preferred stock, option, warrant, debt or otherwise. (f) Audited Financial Statements and Tax Reports: S&J and Mr. Langley have delivered or will forthwith deliver within the time periods set forth in Form 8-KSB to CSCA audited financial statements of S&J as of and for the yearly periods ended December 31, 1998, which statements include an audit opinion, balance sheets as of December 31, 1998, and December 31, 1997, operating and cash flow statements as of December 31, 1998, December 31, 1997, and December 31, 1996, a statement of changes in shareholders' equity from inception through December 31, 1998, and footnotes. The audit opinion is or will be unqualified and states or will state that these financial statements were audited to comply with the United Kingdo s Companies Act 1985 as well as an unqualified opinion stating that the aforesaid statements have been or will be presented in accordance with Auditing Standards issued by the United Kingdom's Auditing Practices Board. S&J has also delivered or will forthwith deliver within the time periods set forth in Form 8-KSB to CSCA unaudited financial statements as of and for the nine month period ended September 30, 1999, which statements include a balance sheet as of September 30, 1999, and statements and operations and cash flows for the nine month period ended September 30, 1999. All of the foregoing financial statements were or will be true and correct as of the date of preparation, remain or will remain true and correct and comply or will comply with Regulation S-X under the Securities Exchange Act of 1934. S&J and Mr. Langley have provided to CSCA full access to any and all information which either of them desired concerning the business and operations of S&J and/or Mr. Langley. S&J and Mr. Langley have made available to CSCA such personnel as has been requested to answer any and all questions which CSCA may have had concerning its investment in S&J. S&J is current in all of its required reports with all governmental and local taxing agencies. No taxes are due any governmental or local agency. S&J and Mr. Langley have provided to CSCA full access to any and all information it desired concerning the business and operations of S&J. S&J and Mr. Langley have made available to CSCA such personnel as has been requested to answer any and all questions which CSCA may have had concerning its investment in S&J. (g) No Undisclosed Liabilities or Obligations. S&J has no obligations or liabilities of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due, herein "liabilities") except liabilities fully reflected or reserved in the balance sheet dated September 30, 1999. (h) Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened against S&J and/or Mr. Langley, or which questions or challenges the validity of this Agreement or any action to be taken by S&J and/or Mr. Langley pursuant to this Agreement or in connection with the transactions contemplated hereby, and S&J and Mr. Langley do not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation. S&J and Mr. Langley are not subject to any judgment, order or decree entered in any lawsuit or proceeding which has an adverse effect on their business practices or on their ability to acquire any property or conduct their business in any area. (i) Compliance with Law. S&J is in compliance with all laws, regulations and orders applicable to its business and neither S&J nor Mr. Langley have received any notification that they are in violation of any law, regulation or order and no such violation exists. (j) Disclosure. No representations or warranties made by S&J and/or Mr. Langley contain any untrue statement of fact or omit to state any fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; further, there are no facts known to S&J and/or Mr. Langley which (either individually or in the aggregate) could or would materially and adversely affect or involve any substantial possibility of having a material, adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or businesses of S&J which have not been disclosed in this Agreement.

2.3. Understandings of Mr. Langley. Mr. Langley acknowledges, understands and agrees that: (a) Certificate. The certificate representing the CSCA Shares will bear a legend restricting their transfer under Rule 144 of the Securities Act of 1933 and will be issued solely in his name. (b) No Securities Act Registration. The CSCA Shares have not been registered under the Securities Act of 1933 or any applicable state law (collectively, the "Securities Act"). The CSCA Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act. CSCA has no obligation, and does not intend, to cause the CSCA Shares to be registered under the Securities Act, or to comply with any exemption under the Securities Act that would permit a sale or sales of all or any portion of the CSCA Shares. The legal consequences of the foregoing mean that Mr. Langley must bear the economic risk of his investment in the CSCA Shares for an indefinite period of time. If he desires to sell or transfer all or any part of the CSCA Shares within the restricted period, CSCA may require Mr. Langley's counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act. (c) Lack of Agency Findings. No federal or state agency has made any findings or determination as to the fairness of an investment in CSCA or any recommendation or endorsement of this investment. (d) No Market for CSCA Shares. There is presently only an extremely limited market for the CSCA Shares and no market may exist in the future for any sale or sales of all or any portion thereof. (e)Commitments to Investments. Mr. Langley's commitment to investments that are no readily marketable is not disproportionate to his net worth and his investment in the CSCA shares will not cause his commitment to become excessive.
(f) Financial Ability. Mr. Langley has the financial ability to bear the economic risks of this investment, has adequate means of providing for his current needs, and has no need for liquidity in this investment. (g) High Risk of Investment. Mr. Langley has evaluated the high risks of investing in the CSCA Shares and has such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that he is capable of evaluating the merits and risks of an investment in the CSCA Shares.
(h) Opportunity to Investigate Investment. Mr. Langley has been given the opportunity to ask questions of and receive answers from CSCA concerning the terms and conditions of this investment and to obtain additional information necessary to verify the accuracy of the information it desired in order to evaluate his investment. In evaluating the suitability of an investment in the CSCA Shares, he has not relied upon any representations or other information
(whether oral or written) other than that furnished to him by CSCA or the representatives of CSCA. (i) Opportunity to Consult Professionals. Mr. Langley has had the opportunity to discuss with his professional, legal, tax and financial advisers the suitability of an investment in the CSCA Shares for his particular tax and financial situation and all information that he has provided to CSCA concerning himself and his financial position is correct and complete.
(j) Reliance. In making the decision to purchase the CSCA Shares Mr. Langley has relied solely upon independent investigations made by him or on his behalf.
(k)Investment Purpose. Mr. Langley is acquiring the CSCA Shares solely for his own account, for investment purposes only, and is not purchasing with a view to, or for, the resale, distribution, subdivision or fractionalization thereof.

                                   ARTICLE III
           REMEDY FOR BREACH OF REPRESENTATIONS, WARRANTIES, COVENANT

3.1. Breach of Representations, Warranties and/or Covenants by CSCA: CSCA agrees and accepts that, in the event of it being or becoming in material breach of any or all representations, warranties or covenants given by it pursuant to ARTICLE II Section 2.1 hereof, whether by purposeful act, negligence, accident on its part or for no reason or otherwise, it has and will have no means or assets with which to remedy such breach; therefore, in such circumstances, this Agreement shall be rescinded forthwith upon such breach being evident and the S&J Shares shall be returned to Mr. Langley without cost or penalty, and S&J and Mr. Langley shall forthwith and forever be relieved of any and all obligations undertaken by them, either individually or joint and severally, in entering into and executing this Agreement after returning to CSCA the CSCA Shares.

3.2. Breach of  Representations,  Warranties  and/or Covenants by S&J and/or Mr.
Langley: S&J and Mr. Langley agree and accept that, in the event of their being or becoming in material breach of any or all representations, warranties or covenants given by either of them pursuant to ARTICLE II Section 2.2 hereof, whether by purposeful act, negligence, accident on either of their parts or for no reason or otherwise, the former management of CSCA may elect to notify S&J and Mr. Langley of CSCA's rescision of this Agreement and this Agreement shall be deemed rescinded forthwith and the S&J Shares shall be returned to Mr. Langley without cost or penalty, and S&J and Mr. Langley shall forthwith and forever be relieved of any and all obligations undertaken by them, either individually or joint and severally, in entering into and executing this Agreement after returning to CSCA the CSCA Shares.

                                   ARTICLE IV
                                  MISCELLANEOUS

4.1. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, understandings, promises, warranties, covenants and representations made by any party to the other concerning the subject matter and terms.

4.2. Modification. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized representatives of all parties.

4.3. Severability. The invalidity or unenforceabilty of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any one or more of the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions are omitted.


4.4. Governing Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado.

4.5. Waivers. The failure of any party to insist on the performance of any of the terms, conditions and/or covenants or to otherwise exercise any right shall not be construed as a waiver of the future performance of any such term, condition and/or covenant. Waiver on one occasion is not a waiver on any other occasion.

4.6. Headings. The headings in the articles, sections and paragraphs are included for convenience only and are not to be used in construing or interpreting this Agreement.

4.7. Notice. All notices, demands, or requests shall be in writing and served either personally, by certified mail, return receipt requested, by Federal Express or other reputable overnight courier, or by facsimile, as follows:

If to CSCA:                     Cassco Capital Corporation
                                c/o R. Nicholas Palmer, Esq.
                                1999 Broadway, Ste. 3235
                                Denver, CO  80202
                                (303) 292-2882: FAX

If to S&J and/or Mr. Langley::  Mr. M. S. Langley
                                c/o S&J (Chatteris) Holdings Limited
                                Number One Fenton Way Business Park
                                Fenton Way
                                Chatteris, Cambridgeshire PE16 6US
                                United Kingdom
                                011-44-1354-692255: FAX

4.8. Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the parties, their respective successors, successors-in-title, heirs and permitted assigns, if any, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other legal method, who shall hold such interest subject to all the terms and conditions of this Agreement.

4.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all counterparts shall together constitute one and the same instrument.

4.10. Attorneys' Fees. In the event of any dispute, the prevailing party shall be entitled to receive a reimbursement of their reasonable attorneys' fees and such other costs and expenses as are reasonably incurred in resolving the dispute.

4.11. Expenses. Each party shall pay the expenses incurred by them under or in connection with this Agreement, including counsel fees and the expenses of their respective representatives.

4.12.   Survival   of   Representations,    Warranties   and   Covenants.    The
representations, warranties and covenants shall survive execution and closing, and shall be unaffected by any investigation made by any party at any time.

4.13. Further Assurances. At any time and from time to time after the Closing Date, all parties shall execute such additional instruments and take such other and further action as may be reasonably requested by any other party to carry out the intent and purpose of this Agreement.

4.14. Brokers. No party has engaged or is otherwise liable for any amount due or to become due to any broker or sales agent in regards of the transactions giving rise to and/or evidenced by this Agreement. In the event that any claim is asserted by any person claiming a commission and/or finder's fee with respect to this Agreement arising from any act, representation or promise of a party or their representative(s), such party shall indemnify, save, defend and hold every other party harmless from and against any and all such claims, as well as against all related costs and expenses, including attorneys' fees and costs.

THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AND DELIVERED ON THE DATE FIRST ABOVE WRITTEN TO BECOME EFFECTIVE, IF AT ALL, AT CLOSING.

CASSCO CAPITAL CORPORATION, a Delaware corporation ("CSCA")

By: /s/ Richard Gregory
-----------------------
Richard Gregory, President

S&J (Chatteris) HOLDINGS LIMITED, a United Kingdom corporation ("S&J")

By: /s/ Mark Langley
--------------------
Mark Langley, Managing Director

SOLE SHAREHOLDER OF S&J:  MARK LANGLEY

/s/ Mark Langley
----------------
Mark Langley, Individually and
   as the majority shareholder of S&J

                                   Schedule A
                                       to
                      Plan and Agreement of Reorganization
                                 By and Between
        Cassco Capital Corporation and S&J (Chatteris) Holdings, Limited

Disclosure and Exception to Representations, Warranties and Covenants of CSCA to S&J and Mr. Langley contained in Section 2.1.

I. The following are the only compensation arrangements outstanding and to be paid as of December 1, 1999.

A. Contracts with Consultants Barry J. Muncaster and Graham Hind dated July 15, 1999.

B. Legal Services contract with Mark S. Pierce dated March 1, 1999.

II. CSCA has disclosed that 4,000,000 shares of its common stock pre-split (57,143) post-split have not been accounted for and are issued in the names of Norman and Brandon Woods. CSCA takes the position that said shares are not validly issued or outstanding and has placed a stop transfer order with its transfer agent, but this position has not been confirmed in a final judgment by a court of competent jurisdiction and the certificates are unaccounted for by CSCA.

                                   Schedule B
                                       to
                      Plan and Agreement of Reorganization
                                 By and Between
        Cassco Capital Corporation and S&J (Chatteris) Holdings, Limited

Disclosure and Exception to Representations, Warranties and Covenants of CSCA to S&J and Mr. Langley contained in Section 2.2.

I. Financial Statements. S&J was formed during 1998. No financial statements for any period prior to this date exist as of December 1, 1999. Subsection 2.2(f) is understood by the parties to refer to financial statements that will be prepared and it is not understood to refer to currently existing financial statements.

II. Taxes Due. The parties acknowledge and understand that taxes are due to governmental and local agencies not withstanding the language of Subsection 2.2(f) including the following: (I) payroll and net income contributions for current periods; (ii) value added and property taxes for current periods; and
(iii) up to 750,000 of payroll tax arreages to be settled in installments commencing November 30, 1999.

III. Undisclosed liabilities and obligations. The parties acknowledge and understand that there are obligations entered into in the normal course of business by S&J that have not individually been disclosed.

IV. Litigation. The parties acknowledge and understand that litigation and other dispute resolution proceedings affecting S&J and its subsidiaries are in progress, totaling in the aggregate less than 50,000 pounds sterling.

V. Collection Proceedings for Payroll Tax Arrearages. The parties acknowledge and understand that proceedings by tax collection authorities have been instituted for the collection of the payroll tax arrearages referenced in paragraph II above.